Draft 3/20/96

                      ILLINOVA CORPORATION
               COMPREHENSIVE DEFERRED STOCK PLAN
                     FOR OUTSIDE DIRECTORS

                            SECTION 1

                            General

     1.1. Purpose. Illinova Corporation (the "Company") has established the Illinova Corporation Comprehensive Deferred Stock
Plan for Outside Directors (the "Plan") in order to continue to remain competitive in attracting and retaining outstanding individuals as outside directors.

     1.2. Operation and Administration. The operation and administration of the Plan shall be subject to the provisions of
Section 4. Capitalized terms in the Plan shall be defined as set forth in Section 5 or elsewhere in the Plan.

                           SECTION 2

                 Stock Unit Awards and Accounts

     2.1. Stock Unit Awards. Each Eligible Director shall be credited with "Stock Unit" awards under the Plan in accordance with the following:

          (a) On the date of the 1996 Annual Meeting of Stockholders, and on the date of each Annual Meeting of Stockholders thereafter, each Eligible Director who is continuing as a Director shall be awarded the number of Stock Units equal to $6,000 divided by the Fair Market Value of a share of Stock on the date such Stock Units are awarded.

          (b) As of the Effective Date, each Eligible Director will receive an initial grant of Stock Units equal to the dollar value of his Accumulated Benefit (defined below), if any, divided by the Fair Market Value of a share of Stock on such date.

     An Eligible Director's "Accumulated Benefit" means the net present value on the Effective Date of a stream of payments of $18,000 each, payable on April 1 of each year commencing with the April 1 coincident with or next following the Eligible Director's attainment of age 65, and continuing for the number of the Eligible Director's Years of Service not in excess of 10. Net present value for this purpose shall be determined using a discount rate of 8.5 percent, compounded annually. An Eligible Director's number of "Years of Service" means the number of 12-consecutive-month periods the Eligible Director served on the Board as an Outside Director prior to the Effective Date.

     2.2. Accounts. An "Account" shall be established in the name of each Participant, which shall be adjusted as follows:

     (a) As of the date that Stock Units are awarded under subsection 2.1, the Participant's Account shall be credited with the number of Stock Units so awarded.

     (b) As of each dividend payment date with respect to the shares of Stock:

                    (i) If such dividend is payable in cash, the Participant's Account shall be credited with the number of Stock Units determined by (A) multiplying the cash dividend payable with respect to a share of Stock by the number of Stock Units in the Participant's Account as of the applicable dividend record date, and (B) dividing the product obtained in (A) by the Fair Market Value of a share of Stock on the date the dividend is paid.

                    (ii) If such dividend is payable in shares of
               Stock, the Participant's Account shall be credited with the number of Stock Units determined by multiplying the number of shares distributed in the dividend with respect to each share of Stock by the number of Stock Units in the Participant's Accounts as of the applicable dividend record date.

          (c) No additional Stock Units shall be credited to a Participant's Account under this Section 2 after the Participant's Date of Termination. The Company's sole obligation to the Participant under the Plan after his Date of Termination shall be payment of the Account Value in accordance with Section 3.

                           SECTION 3

                         Distributions

     3.1. Account Value. As of a Participant's Date of Termination, the Stock Units in his Account shall be converted to a dollar value, which shall be determined by multiplying the number of Stock Units in the Participant's Account as of his Date of Termination by the Fair Market Value of a share of Stock as of the last day of the month immediately preceding such Date of Termination (the "Account Value").

     3.2. Form of Payment.  Payment of a Participant's Account
Value shall be made solely in cash and shall be made, or commence to be made, as soon as practicable following the Participant's
Date of Termination, as follows:

          (a)  in a lump sum payment; or

          (b) in ten or fewer annual installments, as elected by the Participant; provided, however, any such election that has not been on file with the Committee at least 12 months prior to the Participant's Date of Termination shall be disregarded and payments shall be made in accordance with the Participant's most recent election form that has been on file with the Committee at least 12 months, or if no such election has been filed, in accordance with paragraph (a) next above.

     3.3. Death of Participant. In the event of a Participant's death before he has received payment of his full Account Value, the remaining unpaid Account Value shall be paid to his designated beneficiary or beneficiaries as soon as practicable thereafter in a lump sum. If no designated beneficiary has been named or survives the Participant, the beneficiary will be the Participant's estate.

                           SECTION 4

                  Operation and Administration

     4.1. Administration. The authority to manage and control the operation and administration of the Plan shall be vested in the Compensation and Nominating Committee of the Board of Directors (the "Committee"). Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to:

     (a) interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan;

     (b) correct any defect or omission or to reconcile any inconsistency in the Plan or in any payment made hereunder; and

     (c) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan.

The Committee's determinations on matters within its control shall be conclusive and binding on the Company and all other persons.

     4.2. Shares Subject to the Plan. Shares of Stock which may be distributed under the Plan may be either authorized and unissued shares or treasury shares (including, in the discretion of the Company, shares purchased in the open market).

     4.3. Gender and Number. Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

     4.4. Director and Shareholder Status. The Plan will not give any person the right to continue as a director of the Company, or any right or claim to any benefits under the Plan unless such right or claim has specifically accrued under the terms of the Plan. Participation in the Plan shall not create any rights in a director (or any other person) as a shareholder of the Company until shares of stock are registered in the name of the director (or such other person).

     4.5. Source of Payments. The Plan constitutes only a promise of the Company to make payments or awards to Eligible
Directors (or other persons) in the future in accordance with the terms of the Plan, and Participants shall have the status of general unsecured creditors of the Company.

     4.6. Compliance With Applicable Laws and Withholding of
Taxes. All payments under the Plan are subject to withholding of all applicable taxes.

     4.7. Transferability. No award under the Plan, and no interest therein, may be transferred or otherwise voluntarily or involuntarily assigned or alienated.

     4.8. Adjustments to Number of Stock Units Awarded Under the Plan. In the event of any change in the outstanding shares of Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the terms, type of shares, and the number of any outstanding Stock Units under the Plan will be equitably adjusted by the Committee in its sole discretion to preserve the benefit of the award for the Company and the Participant.

     4.9. Amendment and Termination of Plan. The Board may at any time and in any way amend or terminate the Plan, provided that, subject to subsection 4.8 (relating to certain adjustments to shares), no such amendment or termination shall impair the rights of Participants with respect to awards made under the Plan prior to the date such amendment is adopted by the Board.

     4.10. Governing Law. This Plan shall be governed by the internal laws of the state of Illinois without regard to any principles of conflict of laws.

     4.11. Successors. The obligations of the Company under the Plan shall be binding upon any assignee or successor in interest thereto.

                            SECTION 5

                         Defined Terms

     For purposes of the Plan, the terms listed below shall be defined as follows:

     (a) Board. The term "Board" shall mean the Board of Directors of the Company.

     (b)  Date of Termination.  A Participant's Date of
          Termination shall be the date following the last day on which he serves as an Outside Director.

     (c) Director. The term "Director" means a member of the Board.

     (d)  Effective Date.  The "Effective Date" of the Plan is
          February 7, 1996.

     (e) Eligible Director. As of any date, each individual who is then an Outside Director shall be an "Eligible
          Director".

     (f) Fair Market Value. The "Fair Market Value" of a share of Stock of the Company as of any date shall be the closing market composite price for such Stock as reported on the New York Stock Exchange Composite Tape on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

     (g)  Outside Director.  The term "Outside Director" means a
          Director who is not an officer or employee of the Company or a Related Company.

     (h) Participant. A "Participant" is any Eligible Director who has received an award of Stock Units under Section
          2 of the Plan.

     (i) Related Company. The term "Related Company" means any company during any period in which it is a subsidiary corporation (as that term is defined in section 424(f) of the Internal Revenue Code) with respect to the Company.

     (j) Stock. The term "Stock" shall mean shares of common stock of the Company.


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